RESCISSION AGREEMENT

  This Rescission Agreement (the "Agreement") is entered into as of 4/26/2000, is effective as of 4/26/2000 and is by and between Ovvio, Made in Italy headed by Gianni Semeraro ("Ovvio Italy"), and Ovvio Better Life, Inc. headed by Riccardo Mortara and Dempsey K. Mork ("Ovvio USA").

                              RECITALS

  Whereas Ovvio Italy and Ovvio USA (then Imatel Holdings) had entered into an agreement dated March 20, 1999.

  Whereas, the parties hereto desire to rescind the purchase agreement.

  In consideration of the foregoing recitals, the parties agree as follows:

  Incorporation of Recital Paragraph. The recitals are incorporated herein by this reference.

  Rescission. The parties hereto agree that the purchase agreement shall be treated as if it were never executed by the parties. Shareholder consents to the cancellation of any shares and/or options that may have been granted to him as well as Ovvio USA agrees to return any stock it may have in its possession. Any amounts of money that have gone to or from each other shall be reversed.

  Consideration and Mutual Release. In consideration of and subject to the terms set forth in section 2, each party on behalf of itself, its partners, successors, assigns, agents, representatives, employees, affiliates, and all persons acting by, through, under or in consort with it, if any, hereby releases and discharges the other party and its owners, stockholders, partners, predecessors, successors, assigns, agents, directors, officers, representatives, employees, affiliates, attorneys, subsidiaries and all persons acting by, through, under or in consort with it, if any, from any and all rights, causes of action, demands, damages, costs, loss of service, expensesand compensation whatsoever, claims, duties, obligations and actions which each party and its above mentioned agents, successors, representatives and assigns now have, or as may hereinafter arise against the other party and its above mentioned employees, agents, successors and assigns, arising out of or connected in any manner with the purchase agreement or the matters referred to in the recitals hereto, and agree that the purchase agreement us null and void ab initio.

  Waiver of civil code section 1542. Notwithstanding Section 1542 of the California Civil Code, which provides that:

       A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the agreement, which if known by him must have materially affected his settlement with the debtor.

       This agreement releases all damages or losses whether known, unknown, foreseen or unforeseen which each party may have against the other party relating to the purchase agreement. Each party acknowledges that it understands and acknowledges the significance and consequences of such specific waiver of section 1542 and hereby assumes full responsibility for any damages or losses they, in the future, may incur or may have incurred.

  Miscellaneous

       5.1 This agreement is freely and voluntarily executed by each party after having been apprised of all relevant information and all data. Each party, in executing this agreement, has not relied on any inducements, promises, or representations made by any other party hereto, or their employees or agents, and the execution of this agreement does not represent an admission of liability on the part of any party hereto.

       5.2 In the event that legal proceedings are commenced to enforce or interpret any of the terms or conditions of this agreement, or for breach of any such terms and conditions, the losing party in such proceeding shall pay to the prevailing party such reasonable sums for attorney fee's and costs incurred as may be fixed by the court or jury in addition to any other relief to which it may be entitled.

       5.3 This agreement is to be governed by, and construed in accordance with, the laws of the state of California.

       In witness whereof, the parties hereto have executed this agreement as of the day and year first above written

       Ovvio, Made In Italy                       Ovvio Better Life, Inc.


       /s/ Gianni Semeraro                         /s/ Riccardo   Mortara
       _______________________                    ___________________________
       Gianni Semeraro                             Riccardo Mortara